Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of April 9, 2026, by and among Constellation Sponsor, LP, a Delaware limited partnership (“Sponsor”), Constellation Acquisition Corp I, an exempted company and incorporated in the Cayman Islands (“SPAC”), and HiTech Minerals Inc., a Nevada corporation (the “Company”). Each of Sponsor, SPAC and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein will have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, the Company and certain other Persons party thereto are entering into a Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, as a condition and inducement to the willingness of SPAC and the Company to enter into the Business Combination Agreement, SPAC, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier of (i) the Initial Closing and (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof, Sponsor, in its capacity as a shareholder of SPAC, hereby irrevocably agrees, at any meeting of the shareholders of SPAC duly called and convened in accordance with the Organizational Documents of SPAC, whether or not adjourned and however called, including at the SPAC Shareholders’ Meeting or otherwise, and in any action by written consent of the SPAC Shareholders, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of Sponsor’s SPAC Shares held of record or beneficially by Sponsor as of the date of this Agreement, or to which Sponsor acquires record or beneficial ownership after the date hereof and prior to the Initial Closing (collectively, the “Subject SPAC Equity Securities”) in favor of each of the Transaction Proposals, in each case, to the extent the Subject SPAC Equity Securities are entitled to vote thereon or consent thereto, (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject SPAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum, (iii) to the fullest extent permitted under applicable Law, waive any dissenters, appraisal or other similar rights, whether such rights are afforded by Law or contract, in respect of the transactions contemplated by the Business Combination Agreement and the Transaction Documents, including the Initial Merger, and (iv) to vote against, or cause to be voted against, or withhold consent, or cause consent to be withheld, with respect to, as applicable, (A) any SPAC Acquisition Proposal or (B) any transactions that would materially impede the consummation of the Transactions.

2. Waiver of Anti-Dilution Protection. Sponsor hereby (a) waives, subject to, and conditioned upon, the occurrence of the Initial Closing (for itself and for its successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the SPAC Class B Ordinary Shares held by it convert into SPAC Class A Ordinary Shares, including those set out in Article 17 of the Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles”), in connection with the Transactions or otherwise. SPAC hereby acknowledges and agrees to such waiver. For the avoidance of doubt in connection with the Transactions, the SPAC Class B Ordinary Shares shall convert into SPAC Class A Ordinary Shares on a one-to-one basis.

3. Sponsor Share Adjustment. Sponsor hereby agrees that immediately prior and subject to the Initial Closing Sponsor will irrevocably surrender to SPAC, all of the Sponsor Equity Securities other than the Retained Sponsor Equity Securities. For the avoidance of doubt, Sponsor will retain all of its SPAC Warrants and will not forfeit any SPAC Warrants.

(a) “Sponsor Equity Securities” means all of the SPAC Shares owned beneficially or of record by Sponsor as of the date of this Agreement.

(b) “Retained Sponsor Equity Securities” means (i) 7,633,750 SPAC Shares, minus (ii) 1,908,438 SPAC Shares, minus (iii) 500,000 SPAC Shares for every full increment of $2,500,000 by which the aggregate PIPE Investment Amount is below $25,000,000; provided that the Retained Sponsor Equity Securities will equal at least 4,500,000 SPAC Shares (even if the foregoing formula generates a number less than 4,500,000 SPAC Shares). For the purposes of the calculation of the PIPE Investment Amount, (x) the PIPE Investment Amount will include the PIPE Investments funded prior to or in connection with the Acquisition Closing and any amounts funded by Sponsor or its Affiliates pursuant to the PIPE Investment (and not Sponsor Loans), plus (y) if Sponsor or its applicable Affiliate does not breach its obligation to fund at least $4,000,000 of the PIPE Investment prior to or in connection with the Acquisition Closing (pursuant to the terms of the Securities Purchase Agreement, dated on or about the date of this Agreement, among the Company Parent, the Company, PubCo and Sponsor’s Affiliate), the PIPE Investment Amount shall be deemed to include amounts that were offered by Third Party investors pursuant to bona fide term sheets and/or bona fide written offers from such Third Party investors and which had the same terms and conditions as the PIPE Investments by the PIPE Investors, but which the Company did not accept. For the avoidance of doubt, the calculation of Retained Sponsor Equity Securities shall be made one time in connection with the Initial Closing, and the Sponsor shall not be subject to any further forfeiture obligations thereafter.

4. Sponsor Loans and SPAC Transaction and Other Expenses.

(a) If the amount of SPAC Transaction Expenses plus the amount outstanding under any Continuing Sponsor Transaction Loans to the extent used to finance amounts which would otherwise constitute SPAC Transaction Expenses had they not been paid exceed $6,000,000 in the aggregate, Sponsor will forfeit, in addition to the surrender or forfeiture of any Sponsor Equity Securities pursuant to Section 3, immediately prior to the Initial Closing an amount of Subject SPAC Equity Securities equal to (x) the excess over $6,000,000 divided by (y) $10.00.

(b) At the Acquisition Closing, Sponsor will exchange all Existing Sponsor Loans and Continuing Sponsor Non-Transaction Loans for PubCo Loan Warrants. The number of PubCo Loan Warrants to be issued pursuant to this Section 4(b) shall be equal to the principal amount outstanding under the applicable Sponsor Loans divided by $1.50.

(c) Prior to or at the Initial Closing, Sponsor will pay all SPAC Non-Transactional Expenses to the extent accrued prior to Closing (following SPAC’s compliance with Section 7.7 of the Business Combination Agreement), which payments will be reflected as Continuing Sponsor Non-Transaction Loans that will be subject to Section 4(b) above. For the avoidance of doubt, this obligation shall terminate in full upon the occurrence of the Initial Closing assuming the Sponsor shall have so paid such SPAC Non-Transactional Expenses accrued as of the Initial Closing, and the Sponsor shall have no obligation hereunder thereafter.

5. Transfer of Lock-up Shares. Except with the prior written consent of the Company before the Acquisition Closing, and PubCo following the Acquisition Closing (such consent to be given or withheld in its sole discretion), from and after the date hereof, until the earlier of (i) twelve (12) months after the Acquisition Closing and (ii) the date following the Acquisition Closing on which PubCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of PubCo’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property (the “Lock-up Period”), Sponsor agrees not to (a) Transfer or permit any Transfer of the PubCo Common Shares issued to Sponsor upon conversion of Sponsor’s SPAC Shares in connection with the Initial Merger and pursuant to Section 2.2(f) of the Business Combination Agreement (the “Lock-up Shares”), (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require Sponsor to Transfer the Lock-up Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or transfer of the Lock-up Shares or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b) or (d) exercise any redemption rights with respect to any SPAC Shares held by it. For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, distribution, assignment, pledge, mortgage, exchange, hypothecation, hedge, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). In the event of any change in the shares of SPAC or PubCo, as the case may be, by reason of any reclassification, recapitalization, reorganization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any dividend or distribution, merger or other similar change in capitalization, the term “Lock-up Shares” shall be deemed to refer to and include such shares as well as all such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Notwithstanding anything to the contrary herein, for the avoidance of doubt, under no circumstances shall any PubCo Warrants (or any converted shares thereto) or any shares (including SPAC Shares or PubCo Common Shares) received by Sponsor in connection with any PIPE Investment be considered Lock-Up Shares.

6. Other Agreements.

(a) Sponsor agrees that Sponsor will be bound by and subject to Section 11.1 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if Sponsor is directly party thereto.

(b) Sponsor understands and acknowledges that (i) SPAC, PubCo and the Company are entering into the Business Combination Agreement in reliance on Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and (ii) but for the Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with the agreements, covenants and obligations contained in this Agreement, the SPAC, PubCo and the Company would not have entered into the Business Combination Agreement.

7. Representations and Warranties of Sponsor. Sponsor represents and warrants, as of the date hereof to SPAC and the Company, as follows:

(a) Sponsor is an organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Sponsor has the requisite entity power and authority to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of Sponsor. This Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid, legal and binding agreement of Sponsor (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Sponsor with respect to Sponsor’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent or materially impair the ability of Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by Sponsor, the performance by Sponsor of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Sponsor’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which Sponsor or any of its properties or assets are bound or (iv) result in the creation of any Encumbrance upon the Subject SPAC Equity Securities, except, in the case of any of clauses (ii) through (iv) above, as would not prevent or materially impair the ability of Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) Sponsor is the record and/or beneficial owner, as applicable, of the Subject SPAC Equity Securities and has valid, good and marketable title to the Subject SPAC Equity Securities, free and clear of all Encumbrances (other than Transfer restrictions under applicable securities Laws, under the Organizational Documents of SPAC or under that certain Letter Agreement, dated January 26, 2021, by and among the Company and its initial shareholders, directors and officers (as further amended by and among, SPAC, its directors and officers, the Sponsor and other parties thereto, on January 30, 2023)) (the “Letter Agreement”). Except for (i) 7,633,750 SPAC Ordinary Shares, (ii) 5,466,667 Private Placement Warrants and (iii) additional warrants, upon the repayment of outstanding loans as described in the SPAC SEC Filings, Sponsor does not own, beneficially or of record, any Equity Securities of SPAC or have the right to acquire any Equity Securities of SPAC (other than warrants that may be issued pursuant to promissory notes issued by the SPAC to the Sponsor). Except as disclosed in writing to the Company prior to the date of this Agreement, no Affiliate of Sponsor or Sponsor Related Party owns, beneficially or of record, any Equity Securities of SPAC or has the right to acquire any Equity Securities of SPAC (other than warrants that may be issued pursuant to promissory notes issued by the SPAC to the Sponsor). Sponsor has the sole right to vote (and provide consent in respect of, as applicable) the Subject SPAC Equity Securities and, except for this Agreement, the Business Combination Agreement, the Organizational Documents of SPAC, or any proxy given for purposes of voting in favor of the Transaction Proposals, Sponsor is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require Sponsor to Transfer any of the Subject SPAC Equity Securities or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the Subject SPAC Equity Securities in a manner inconsistent with the requirements of this Agreement.

(f) There is no Action pending or, to Sponsor’s knowledge, threatened in writing against or involving Sponsor or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to prevent or materially impair the ability of Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect or consummate the transactions contemplated by the Business Combination Agreement.

8. Termination. This Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the (i) termination of the Lock-up Period or (ii) termination of the Business Combination Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party hereto to any Person in respect hereof or the transactions contemplated hereby, and no Party hereto will have any claim against another (and no Person will have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement will not relieve any Party hereto from liability arising in respect of any willful and material breach of, or actual fraud, in connection with, this Agreement prior to such termination. Notwithstanding the foregoing, Sections 8 to 17 of this Agreement will survive the termination of this Agreement. The representations and warranties in Section 7 of this Agreement will not survive the Acquisition Closing and will terminate and expire upon the occurrence of the Acquisition Closing (and there will be no liability after the Acquisition Closing in respect thereof).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and/or beneficial owner of the Subject SPAC Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

10. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Transaction Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein and except for claims based on or for fraud, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby will be asserted against the Company Parent or any Company Parent Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC Affiliate or Sponsor Affiliate, and (b) none of the Company Parent, any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC Affiliate or Sponsor Affiliate will have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement, except, in each case, as provided herein or in any Transaction Document to which such entity is a party.

11. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Party hereto. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by any Party without the other Party’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11 will be void.

12. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given) (i) by delivery in person, (ii) by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or receipt of a similar message that such email was not deliverable or not received by such intended recipient)), or (iii) by nationally recognized overnight delivery service to the other Parties as follows:

If to any SPAC or Sponsor, to:

Constellation Acquisition Corp. I
Attention: Chandra R. Patel, Jarett Goldman
Email: crpatel@antarcticacapital.com; jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz

Email: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com; monica.ruiz@kirkland.com

If to the Company, to:

HiTech Minerals, Inc.

241 Ridge Street Suite 210

Reno, Nevada 89501

Attention: Ian Rodger
Email: Ian@jindaleelithium.com

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036-2711
Attention: Elliott Smith
E-mail: ElliottSmith@perkinscoie.com

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

13. No Third-Party Beneficiaries. This Agreement will be for the sole benefit of the Parties and their respective successors and permitted assigns (which will, for the avoidance of doubt, include any successor to SPAC, which successor will be bound by all obligations and entitled to enforce all rights of SPAC under this Agreement) and is not intended, nor will be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will constitute the Parties, partners or participants in a joint venture.

14. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, including for the avoidance of doubt, the Letter Agreement, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. The restrictions on Transferring PubCo Common Shares under this Agreement will be unaffected by any other restrictions on Transferring PubCo Common Shares under any other agreement to which Sponsor is a party.

15. Fees and Expenses. Without limiting the rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the Party incurring such fees or expenses.

16. Remedies. The Parties agree that irreparable damage would occur in the event that either Party does not perform such Party’s respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that such Party will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

17. Construction; Miscellaneous. Sections 1.1, 1.2, 11.7, 11.8, 11.9, 11.11, 11.13, 11.14, 11.15, 11.16, 11.19 of the Business Combination Agreement will apply to this Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

CONSTELLATION SPONSOR, LP

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPAC:

CONSTELLATION ACQUISITION CORP. I

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:

HiTech Minerals Inc.

By:	/s/ Lindsay Dudfield
Name:	Lindsay Dudfield
Title:	President

[Signature Page to Sponsor Support Agreement]